Exhibit 99.2

Consent to be Named as a Director

In connection with the filing by Pagaya Technologies Ltd. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Pagaya Technologies Ltd. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 6, 2022

By:	/s/ Emanuel J. Friedman
Emanuel J. Friedman